Exhibit 99.(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2007, relating to the financial statements and financial highlights which appears in the September 30, 2007 Annual Report to Shareholders of Lifecycle 2010 Fund, Lifecycle 2015 Fund, Lifecycle 2020 Fund, Lifecycle 2025 Fund, Lifecycle 2030 Fund, Lifecycle 2035 Fund, and Lifecycle 2040 Fund, constituting the Lifecycle Funds of the TIAA-CREF Institutional Mutual Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP
New York, NY
January 25, 2008